Exhibit 99.1

Union Bankshares Corporation to Attend Host Investor Day

Richmond, Va., November 7, 2018 - Union Bankshares Corporation will host an investor day on Wednesday, November 14, 2018 at the Harmonie Club - 4 E 60th Street, New York, NY 10022.

Members of the executive management team will present starting at 1:00 p.m. EST.  Institutional investors who have not registered, but would like to attend, can email Bill Cimino at: investor.relations@bankatunion.com.

For investors unable to attend, the program will be webcast at: https://live.meetingrsvp.com/bankatunion/

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 140 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 190 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations